EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-104572), pertaining to the Washington Gas Light Company Savings Plan of Washington Gas Light Company of our report dated July 10, 2012, with respect to the statement of net assets available for benefits of the Washington Gas Light Company Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ MITCHELL & TITUS, LLP

Washington, D.C.

July 8, 2013